Exhibit 95.1

MINE SAFETY ACT DISCLOSURE

Certain of our operations are classified as mines and are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. During 2022, we received no citations from the MSHA for the following properties: MSHA Property 47-03629 and MSHA Property 47-03628. As of December 31, 2022, we are no longer the operator of the MSHA Properties listed above.